Advanced Emissions Solutions Appoints Spencer Wells as Chairman of the Board
Company thanks W. Phillip Marcum for his numerous years of service as he announces his retirement plans
HIGHLANDS RANCH, Colorado, April 14, 2016 - Advanced Emissions Solutions, Inc. (OTC: ADES) (the "Company" or "ADES") today announced that W. Phillip (Phil) Marcum will retire from the Board of Directors (Board) effective immediately and that the Company has appointed L. Spencer Wells to fill his former position as Chairman of the Board. Phil Marcum has served on the Board since 2008 and has been its Chairman since 2009. As a result of Mr. Marcum’s retirement, the Company’s Board will be reduced from nine members to eight.
“On behalf of the Board and the entire organization, I would like to thank Phil for his many years of dedicated service to ADES and its stockholders. As Chairman of the Board, Phil played a vital role in navigating our many hurdles and laying the foundation for the future. I have personally enjoyed working with him and wish him the best in his retirement,” said L. Heath Sampson, Director, President and Chief Executive Officer of ADES. “Additionally, we are pleased to announce the appointment of Spencer Wells as Chairman of the Board. Spencer brings extensive knowledge in the capital markets and significant experience within the Energy, Chemicals and Building Products sectors. We look forward to his enhanced contribution to the Board and the Company moving forward.”
Phil Marcum added, “The Company’s strategic direction is starting to come together under the strong leadership of Heath Sampson and his team. I believe that Spencer and Heath will work very well together as they complete the remaining steps in the Company’s transformation.”
Spencer Wells’ Background
Spencer Wells joined the Company’s Board in 2014 with over 15 years of experience as a financial analyst and is currently a Partner at Drivetrain Advisors, providing extensive knowledge on portfolio management, proprietary trading, and special situation expertise. Mr. Wells is also a Director on several other public and private boards.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 30 US patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, its products and services, visit www.adaes.com or the ADA Blog (http://blog.adaes.com/).

Clean Coal Solutions, LLC (“CCS”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively.

Advanced Clean Energy Solutions, LLC (“ACES”) is a wholly owned subsidiary of ADES that is focused on supporting and improving the Company’s existing products and identifying, developing and commercializing new solutions to advance cleaner energy and to help our customers meet existing and future regulatory and business challenges. Building off the success of M-45™ and M-45-PC™ Technologies for Refined Coal, ACES is currently working to develop and commercialize new technologies to reduce a range of emissions associated with power generation and oil & gas production. ACES has assembled a strong team and follows a rigorous process focused on development and maximizing the return on investment.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the success of our strategic plans, our leadership and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to regulatory, economic or market conditions that may impact the strategic plans and business transformation of the Company, changes in leadership or key personnel and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Nick Hughes or Chris Hodges
Alpha IR Group
312-445-2870
ADES@alpha-ir.com